Exhibit 99.1

Noodles & Company Names Victor R. Heutz as Chief Operations Officer

BROOMFIELD, Colo. – July 19, 2016 (Global Newswire) – Noodles & Company (NASDAQ: NDLS) today announced that Victor R. Heutz has been named to the position of Chief Operations Officer. Mr. Heutz will be responsible for leading Noodles & Company’s cross-functional teams in day-to-day operations, strategic planning and guest service. He will report directly to Chairman and Chief Executive Officer Kevin Reddy.

“I am pleased to welcome Victor to our leadership team,” stated Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company. “Not only is Victor an accomplished executive, with more than 25 years of financial and multi-unit operational leadership experience, but I believe his enthusiasm and passion for excellence will be infectious in elevating our system-wide operations structure, while furthering our ‘Made.Different.’ brand positioning.”

Most recently, Mr. Heutz held the position of Vice President of US Franchise Operations at Buffalo Wild Wings, where he oversaw the company’s domestic franchise operations business unit. Prior to his role at Buffalo Wild Wings, he served as Vice President of Operations, Mid-Atlantic region at Starbucks Corporation from 2009 to 2015, where he was responsible for overseeing the direct operations of the region and successfully drove revenue growth via through-put and service efficiencies, while at the same time improving profitability. From 2005 to 2009, Mr. Heutz held the position of Vice President of Franchise Operations, Eastern USA for Cold Stone Creamery.

Mr. Heutz added, “I am thrilled to be joining a unique brand that is building momentum across several initiatives. I look forward to working and collaborating with the entire Noodles & Company team to further capitalize on its differentiated positioning in the fast casual restaurant space.”

About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where its globally inspired dishes come together to create a World Kitchen. Recognized by Parents Magazine as a Top Family Friendly Restaurant, and Health Magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodle & Company’s menu offers soups, salads, sandwiches and shareables, too. Everything is made fresh to order, just as you like it, using quality ingredients. Dishes are delivered to the table allowing guests time to sit and relax or grab a quick bite. With more than 500 locations nationwide, from California to Connecticut, guests can find a location nearest them and take a tour of the global World Kitchen menu by visiting www.noodles.com.

Contacts
Investor Relations
investorrelations@noodles.com

Media

Erin Murphy
(720) 214-1971
press@noodles.com